Exhibit 10.102

DUPLICATE

Bouwfonds Property Finance BV
Lease

STRICTLY CONFIDENTIAL Modus Media International B.V., Modus Media International Inc. Attn. Mr. L.S. Vannoni, Mr. B. Barrett and Mr. M. Zwartkruis P.o. Box 501 7300 AM APELDOORN	Westerdorpstraat 66, 3871 AZ Hoevelaken P.O. Box 15, NL-3870 DA Hoevelaken The Netherlands Telephone +31 (0)33 253 91 49 Fax +31 (0)33 253 98 79 www.bouwfonds.nl

Date October 31, 2003 Reference OGIS 12948	Contact Ronald Seijsener Subject Amendment to the operating lease agreement /premises Apeldoorn	Direct Dial 9161 E-mail r.seijsener@bouwfonds.nl

Dear Sirs,

With reference to the earlier discussions we hereby confirm you that we are prepared to re-arrange the Liable Capital Base, as agreed in the operating lease agreement dated February 4, 2000 (addendum dated October 18, 2001), as well as the existing expiry date.

Liable Capital

The actual Liable Capital is established on 25% of the balance sheet total (as adjusted) of Modus Media International B.V. (hereinafter also called Lessee).

On the information we received from Lessee and Modus Media International Inc. we are prepared to decrease the minimum Liable Capital Ratio to 17% until July 2, 2006, on the following conditions:

•	the interest of a part of the operating lease (actual bookvalue EUR 570,197.71), which was based on a 3 months floating interest, shall be fixed for a 2 years fixed period, starting October 1, 2003. The basis for this interest fixing will be 4.00% per annum;

•	starting October 1, 2003 the interest component in the lease rental will be increased with 0.50% up to an actual interest of 5.45% resp. 4.50% (for the abovementioned part), per annum, payable per quarter in arrears, conform attached schedule (appendix 1);

•	the Liable Capital of the Lessee will be at least 20%, as calculated, based, on the balance sheet contained in the audited financial statements for the fiscal year 2005. Alternatively the Liable Capital of the Lessee will be at least 20%, as calculated, based on the balance sheet contained in the financial statement for the half year ended June 30, 2006, such balance sheet having been certified by the Lessee’s auditors for this purpose.

Bouwfonds: een onderneming

Bouwfonds Property Finance BV Lease
DUPLICATE

Date October 31, 2003	Reference OGIS 12948	Page 2 of 3

•	If the Liable Capital is less than 20%, but more than 17%, the lessor (BPF Onroerend Goed Lease en Financieringen B.V.) has the right to increase the prevailing interest component of the lease rental by 0.5% per annum from July 2, 2006, or,

•	if the Lessee fails to report a Profit on Ordinary Activities before Tax in the fiscal years 2004 and 2005 (as per audited financial statements), or, if Modus Media International Inc. cs. fails to report a Profit on Ordinary Activities before Interest and Tax in the fiscal years 2004 and 2005 (as per audited consolidated financial statements), the lessor has the right to increase the prevailing interest component by 0.5% per annum from July 2, 2006.

•	Should either or both of the above conditions be applicable the cumulative total increase, which the lessor has the right to apply to the prevailing interest component, shall not exceed 1.0%, inclusive of the increase to take effect from October 1, 2003;

•	within 30 days after the end of each fiscal month lessee and Modus Media International Inc. shall provide its balance sheet and a statement of income to Bouwfonds Property Finance B.V. with respect to such fiscal month.

For the regulations regarding the Liable Capital and the definition of the Liable Capital we refer to the Operating Lease Agreement dtd February 4, 2000, page 20 resp. 22 (Dutch version resp. English version).

Extension of the lease/postponement of expiry date

As and from October 1, 2003 the lease rentals will be due and payable in arrears on the first day following the last day of each calendar quarter to which it relates.

Because of this postponement the totale lease period will be 10 years and 1 day, expiring per January 1, 2011. In this matter Lessee’s right to purchase the registered property expires at January 1, 2011.

From October 1, 2003 till October 2, 2003 lessee will be due to lessor the amount of EUR 3,130, excluding any VAT due thereon.

Rearrangement fee

The upfront fee for this rearrangement amounts to EUR 15,000., excluding any VAT due thereon.

In this matter lessee will be charged for the total amount of EUR 18,130., in respect of the extension and rearrangement, excluding any VAT due thereon after acceptance of this amendment.

This amendment forms an integral part of the existing operating lease agreement dated February 4, 2000, the addendum dtd. October 18, 2001 and the included corporate guarantee of Modus Media International Inc. All other agreements and conditions, as far as not modified with this amendment, remain valid and operative.

Bouwfonds Property Finance BV

Lease
DUPLICATE

Date	Reference	Page
October 31, 2003	OGIS 12948	3 of 3

The operating lease agreement is governed by the law of Netherlands. This is also applicable to this amendment.

We trust that this amendment is to your satisfactory and kindly ask you to duly sign the copy of this letter on the final page, initial the first page, and return the document to us before November 10, 2003.

Yours sincerely,
Bouwfonds Property Finance B.V.
On behalf of

BPF Onroerend Goed Lease
en Financieringen B.V.

/s/ Illegible

Signed as correct, dated November 13, 2003

Lessee
Modus Media International B.V.;

M.H.M. ZWARTKRUIS
(name in block letters)

/s/ M.H.M. Zwartkruis
Guarantor
Modus Media International Inc.;

/s/ Leo S. Vannomi
(name in block letters)
LEO S. VANNOMI
VP/TREASURER

Encl.

cc:                  Dos

appendix 1 as part of the letter dated October 31, 2003

Modus Media International B.V.

Re-scheduled Operating Lease Rental

term	bookvalue	rental	depreciation	interest	bookvalue
Oct. 2, 03 till Jan. 2, 04	22.758.630,90	507.868,98	199.136,86	308.732,12	22.559.494,04
Jan. 2, 04 till April 2, 04	22.559.494,04	507.620,07	201.560,69	306.059,38	22.357.933,35
April 2, 04 till July 2, 04	22.357.933,35	507.368,12	204.014,12	303.354,00	22.153.919,23
July 2, 04 till Oct. 2, 04	22.153.919,23	507.113,10	206.497,50	300.615,60	21.947.421,73
Oct. 2, 04 till Jan. 2, 05	21.947.421,73	506.854,98	209.011,19	297.843,79	21.738.410,54
Jan. 2, 05 till April 2, 05	21.738.410,54	506.593,70	211.555,57	295.038,13	21.526.854,97
April 2, 05 till July 2, 05	21.526.854,97	506.329,27	214.131,03	292.198,24	21.312.723,94
July 2, 05 till Oct. 2, 05	21.312.723,94	506.061,61	216.737,93	289.323,68	21.095.986,01	interest review date
Oct. 2, 05 till Jan. 2, 06	21.095.986,01	505.790,69	219.376,65	286.414,04	20.876.609,36
Jan. 2, 06 till April 2, 06	20.876.609,36	505.516,46	222.047,60	283.468,86	20.654.561,76
April 2, 06 till July 2, 06	20.654.561,76	505.238,90	224.751,16	280.487,74	20.429.810,60

The Lease rentals are due and payable per the first day of every calender quarter.

The 10 years lease term expires per January 1, 2011.

The actual date of purchase (option) changes from December 31, 2010 to January 1, 2011.

Signed as correct and accepted:
November 13, 2003

Modus Media International B.V.;
(Lessee)

/s/ M.H.M. Zwartkruis

Modus Media International Inc.;
(Guarantor)

/s/ Leo S. Vannomi

BPF Onroerend Goed Lease
en Financieringen B.V.;
(Lessor)

Illegible